Exhibit 99.1

BRISTOW GROUP REPORTS
FOURTH QUARTER AND FULL YEAR 2025 RESULTS
ACHIEVES 2025 OUTLOOK AND DECLARES DIVIDEND
Houston, Texas
February 25, 2026
Full Year Highlights:
•Total revenues were $1.5 billion for the full year ended 2025 compared to $1.4 billion in 2024
•Net income was $129.1 million in 2025 compared to $94.8 million in 2024
•Full year 2025 Adjusted EBITDA(1) of $245.6 million was in-line with the 2025E outlook EBITDA guidance midpoint
•Operating cash flow of $198.4 million in 2025 compared to $177.4 million in 2024, and Adjusted Free Cash Flow of $186.7 million in 2025 compared to $160.9 million in 2024
•Refinanced Senior Notes with an upsized $500 million transaction at a lower coupon rate of 6.75% and extended maturity of 2033
•Declared a quarterly cash dividend of $0.125 per share of common stock
FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) (“Bristow” or the “Company”) today reported net income attributable to the Company of $18.4 million, or $0.61 per diluted share, for the quarter ended December 31, 2025 (the “Current Quarter”) on total revenues of $377.3 million compared to net income attributable to the Company of $51.5 million, or $1.72 per diluted share, for the quarter ended September 30, 2025 (the “Preceding Quarter”) on total revenues of $386.3 million.
Bristow reported net income attributable to the Company of $129.1 million, or $4.32 per diluted share, for the year ended December 31, 2025 (the “Current Year”) on total revenues of $1.5 billion compared to net income attributable to the Company of $94.8 million, or $3.21 per diluted share, on total revenues of $1.4 billion for the year ended December 31, 2024 (the “Prior Year”).
The following table provides select financial highlights for the periods reflected (in thousands, except per share amounts). A reconciliation of net income to EBITDA and Adjusted EBITDA, operating income to Adjusted Operating Income and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow is included in the “Non-GAAP Financial Measures” section herein.

	Three Months Ended		Year Ended December 31,
	December 31, 2025	September 30, 2025	2025	2024
Total revenues	$377,264	$386,289	$1,490,512	$1,415,491
Operating income	32,083	50,535	158,806	132,608
Net income attributable to Bristow Group Inc.	18,423	51,544	129,074	94,797
Basic earnings per common share	0.63	1.79	4.47	3.32
Diluted earnings per common share	0.61	1.72	4.32	3.21
Net cash provided by operating activities	76,913	23,057	198,406	177,420

Non-GAAP(1):
Adjusted Operating Income	$54,803	$62,201	$228,687	$216,841
EBITDA	50,511	67,449	261,423	207,931
Adjusted EBITDA	60,128	67,097	245,635	236,766
Free Cash Flow	70,869	20,257	183,144	159,476
Adjusted Free Cash Flow	71,752	21,365	186,661	160,911
__________________
(1)See definitions of these non-GAAP financial measures and the reconciliation of GAAP to non-GAAP financial measures in the Non-GAAP Financial Measures section further below.

“With the continued growth and diversification of our Government Services business, Bristow has evolved into a scaled, multi-mission aviation services provider with leading market positions in our core markets,” said Chris Bradshaw, President and CEO of Bristow Group. “As reflected in our affirmed financial outlook, we expect Adjusted Operating Income in our Government Services business to double in 2026, and the high-quality, infrastructure-like cash flows from these contracts provide a durable cash flow foundation for the Company. In addition, we expect Adjusted Operating Income in our Offshore Energy Services business to increase by approximately 15% in 2026, primarily due to improved terms on contract renewals, and we expect increased activity in this segment in the latter part of 2026 and further building in 2027, as new deepwater projects commence. Overall, we believe the Company’s total Adjusted EBITDA will increase by approximately 25% in 2026 compared to last year, and we expect strong cash flow conversion. Bristow generated approximately $187 million of Adjusted Free Cash Flow in 2025, and our 2026 outlook reflects an Adjusted Free Cash Flow expectation in excess of $200 million. The Company completed a successful refinancing of our Senior Notes last month, with an upsized $500 million transaction at a lower coupon rate of 6.75% and an extended maturity into 2033. Bristow’s positive financial outlook, robust balance sheet, and strong liquidity position support the initiation of the Company’s cash dividend program, confirmed by today’s announcement of a $0.125 per share dividend payable on March 26, 2026.”
Sequential Quarter Results
Offshore Energy Services

	Three Months Ended
($ in thousands)	December 31, 2025	September 30, 2025	Favorable (Unfavorable)
Revenues	$247,454	$250,431	$(2,977)	(1.2)%
Operating income	42,193	42,429	(236)	(0.6)%
Adjusted Operating Income	50,838	51,236	(398)	(0.8)%
Operating income margin	17%	17%
Adjusted Operating Income margin	21%	20%
Revenues from Offshore Energy Services were $3.0 million lower in the Current Quarter. Revenues in Africa were $2.2 million lower primarily due to the closure of the fixed wing business, and revenues in the Americas were $1.2 million lower primarily due to lower utilization, while revenues in Europe were consistent with the Preceding Quarter. Operating income from Offshore Energy Services was $0.2 million lower in the Current Quarter primarily due to the lower revenues and higher general and administrative expenses of $1.1 million related to professional services fees, partially offset by higher earnings from unconsolidated affiliates of $2.3 million and lower operating expenses of $1.6 million. The higher earnings from unconsolidated affiliates were primarily due to higher dividends and earnings. The lower operating expenses were due to lower subcontractor and other operating expenses of $3.5 million and lower repairs and maintenance costs of $2.8 million primarily due to higher vendor credits, partially offset by higher personnel and leased-in equipment costs of $4.2 million and $0.4 million, respectively.
Government Services

	Three Months Ended
($ in thousands)	December 31, 2025	September 30, 2025	Favorable (Unfavorable)
Revenues	$100,097	$100,898	$(801)	(0.8)%
Operating income	(1,607)	2,586	(4,193)	nm
Adjusted Operating Income	7,646	10,810	(3,164)	(29.3)%
Operating income margin	(2)%	3%
Adjusted Operating Income margin	8%	11%
Revenues from Government Services were $0.8 million lower in the Current Quarter primarily due to lower seasonal flight hours in the United Kingdom search and rescue (“UKSAR”) operations, partially offset by the commencement of operations of an additional base on the Irish Coast Guard ("IRCG") contract in the fourth quarter. Operating loss was $1.6 million in the Current Quarter compared to operating income of $2.6 million in the Preceding Quarter primarily due to higher operating expenses of $3.3 million and the lower revenues of $0.8 million. The increase in operating expenses was due to higher repairs and maintenance costs of $2.9 million, primarily due to lower vendor credits and the timing of repairs, and higher personnel costs of $1.6 million related to contract transitions, partially offset by lower other operating costs of $1.3 million primarily due to lower training and subcontractor costs.
Other Services

	Three Months Ended
($ in thousands)	December 31, 2025	September 30, 2025	Favorable (Unfavorable)
Revenues	$29,713	$34,960	$(5,247)	(15.0)%
Operating income	1,530	5,463	(3,933)	(72.0)%
Adjusted Operating Income	4,032	8,121	(4,089)	(50.4)%
Operating income margin	5%	16%
Adjusted Operating Income margin	14%	23%
Revenues from Other Services were $5.2 million lower in the Current Quarter primarily due to lower seasonal activity in Australia. Operating income was $3.9 million lower in the Current Quarter primarily due to the lower revenues, partially offset by lower operating expenses of $1.2 million related to lower activity.
Corporate

	Three Months Ended
($ in thousands)	December 31, 2025	September 30, 2025	Favorable (Unfavorable)
Corporate:
Total expenses	$7,922	$8,188	$266	3.2%
Gains (losses) on disposal of assets	(2,111)	8,245	(10,356)	nm
Operating income (loss)	(10,033)	57	$(10,090)	nm

Consolidated:
Interest income	$2,935	$2,262	$673	29.8%
Interest expense, net	(10,432)	(9,962)	(470)	(4.7)%
Other, net	(2,884)	(3,087)	203	6.6%
Income tax (expense) benefit	(3,026)	11,843	(14,869)	nm
Operating loss was $10.0 million in the Current Quarter compared to operating income of $0.1 million in the Preceding Quarter. The change in operating income (loss) was due to asset dispositions. During the Current Quarter, the Company sold or otherwise disposed of a S92 heavy helicopter and various other assets, resulting in net losses of $2.1 million. During the Preceding Quarter, the Company sold or otherwise disposed of two older AW139 medium helicopters and various other assets, resulting in net gains of $8.2 million.
Other expense, net of $2.9 million in the Current Quarter resulted from foreign exchange losses of $3.1 million and pension related costs of $4.9 million, partially offset by gains on insurance recoveries of $5.0 million. Other expense, net of $3.1 million in the Preceding Quarter resulted from foreign exchange losses.
Income tax expense was $3.0 million in the Current Quarter compared to income tax benefit of $11.8 million in the Preceding Quarter. The change in income tax is due to changes in the geographic mix of the Company’s global earnings in the Current Quarter and the release of a valuation allowance in Australia in the Preceding Quarter.

Full Year Results
Offshore Energy Services

	Year Ended December 31,
($ in thousands)	2025	2024	Favorable (Unfavorable)
Revenues	$990,480	$966,064	$24,416	2.5%
Operating income	165,582	132,165	33,417	25.3%
Adjusted Operating Income	202,777	172,799	29,978	17.3%
Operating income margin	17%	14%
Adjusted Operating Income margin	20%	18%
Revenues from Offshore Energy Services were $24.4 million higher in the Current Year. Revenues in Africa were $21.7 million higher primarily due to higher utilization and additional aircraft capacity. Revenues in the Americas were $19.2 million higher primarily due to higher utilization in the U.S. and Brazil, which was partially offset by the absence of a one-time benefit in the Prior Year related to the transition from cash basis recognition to an accrual basis of accounting in Canada and lower utilization in Trinidad. Revenues in Europe were $16.5 million lower primarily due to lower utilization, partially offset by higher reimbursable revenues, higher rates and favorable foreign exchange rate impacts.
Operating income was $33.4 million higher in the Current Year primarily due to the higher revenues coupled with lower general and administrative expenses of $5.9 million and lower operating expenses of $3.6 million.
The decrease in general and administrative expenses was primarily due to lower professional services fees, insurance and lease costs. Repairs and maintenance costs were $34.0 million lower primarily due to higher vendor credits. Fuel costs were $6.5 million lower due to lower global fuel prices and decreased flight hours in Europe. Insurance costs were $1.4 million lower primarily due to lower commercial property insurance premiums. Personnel costs were $21.8 million higher primarily due to increased headcount in Africa and Brazil due to increased activity, unfavorable foreign exchange rate impacts and labor agreement escalations. Other operating expenses were $15.7 million higher primarily due to higher reimbursable expenses, freight, demobilization and training costs. Leased-in equipment costs were $1.0 million higher primarily due to an increase in aircraft and non-aircraft leases.
Government Services

	Year Ended December 31,
($ in thousands)	2025	2024	Favorable (Unfavorable)
Revenues	$379,437	$329,654	$49,783	15.1%
Operating income	5,078	21,070	(15,992)	(75.9)%
Adjusted Operating Income	38,212	50,766	(12,554)	(24.7)%
Operating income margin	1%	6%
Adjusted Operating Income margin	10%	15%
Revenues from Government Services were $49.8 million higher in the Current Year due to the commencement of the IRCG contract and higher UKSAR revenues primarily due to favorable foreign exchange rate impacts and the commencement of fixed wing services. Operating income was $16.0 million lower primarily due to higher expenses attributable to the commencement of new contracts in Ireland and the UK, partially offset by the higher revenues. Operating expenses were $57.9 million higher primarily due to higher subcontractor costs of $28.2 million, which are expected to subside as transitions to the new contracts conclude in 2026, higher amortization of deferred costs of $7.7 million, increased personnel costs of $15.1 million and other operating expenses of $9.4 million, partially offset by lower repairs and maintenance costs of $2.5 million primarily due to increased vendor credits. Additionally, general and administrative costs and depreciation and amortization expenses were $4.4 million and $3.5 million higher, respectively, primarily due to the ongoing transitions of the new SAR contracts.

Other Services

	Year Ended December 31,
($ in thousands)	2025	2024	Favorable (Unfavorable)
Revenues	$120,595	$119,773	$822	0.7%
Operating income	9,814	13,747	(3,933)	(28.6)%
Adjusted Operating Income	20,376	25,786	(5,410)	(21.0)%
Operating income margin	8%	11%
Adjusted Operating Income margin	17%	22%
Revenues from Other Services were $0.8 million higher in the Current Year primarily due to higher activity in Australia and the UK, partially offset by lower revenues due to the conclusion of certain dry-lease contracts. Operating income from Other Services was $3.9 million lower primarily due to higher operating expenses of $5.9 million, offsetting the higher revenues of $0.8 million and lower depreciation and amortization expenses of $1.0 million. The increase in operating expenses was due to higher other operating expense of $2.3 million, higher personnel costs of $1.6 million and higher lease expenses of $1.6 million, all of which were primarily driven by increased activity in Australia.
Corporate

	Year Ended December 31,
($ in thousands)	2025	2024	Favorable (Unfavorable)
Corporate:
Total expenses	$33,453	$33,329	$(124)	(0.4)%
Gains (losses) on disposal of assets	11,785	(1,045)	12,830	nm
Operating loss	(21,668)	(34,374)	12,706	37.0%

Consolidated:
Interest income	$9,354	$8,901	$453	5.1%
Interest expense, net	(39,918)	(37,581)	(2,337)	(6.2)%
Other, net	22,994	(1,865)	24,859	nm
Income tax expense	(21,809)	(7,193)	(14,616)	nm
Total operating losses for Corporate were $12.7 million lower than the Prior Year primarily due to increased gains on disposal of assets. During the Current Year, the Company sold or otherwise disposed of four AW139 medium helicopters, one S92 heavy helicopter and other assets, resulting in net gains of $11.8 million. During the Prior Year, the Company sold or otherwise disposed of 13 helicopters and various other assets, resulting in net losses of $1.0 million.
Interest expense, net was $2.3 million higher in the Current Year primarily due to higher interest rates and accelerated amortization expense related to early debt repayments, partially offset by higher capitalized interest on new aircraft under construction.
Other income, net of $23.0 million in the Current Year primarily resulted from foreign exchange gains of $22.5 million and gains on insurance recoveries of $5.0 million, partially offset by pension related costs of $4.3 million. Other expense, net of $1.9 million in the Prior Year primarily resulted from foreign exchange losses of $8.9 million, partially offset by insurance recoveries of $4.5 million and pension related income of $2.5 million.
Income tax expense was $14.6 million higher in the Current Year primarily due to higher earnings before tax and the earnings mix of the Company’s global operations.

2025 Results In-Line with Outlook and Affirms 2026 Outlook
Please refer to the section entitled "Forward-Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains non-GAAP financial measures. Please read the section entitled “Non-GAAP Financial Measures” for further information.
Select financial results for 2025 and outlook for 2026 are as follows (in USD, millions):

	2025E(1) Outlook	2025A	2026E
Revenues:
Offshore Energy Services	$990	$990	$1,010 - $1,080
Government Services	$380	$379	$440 - $460
Other Services	$120	$121	$130 - $150
Total revenues	$1,490	$1,490	$1,580 - $1,690

Adjusted Operating Income:
Offshore Energy Services	$200	$203	$225 - $235
Government Services	$43	$38	$70 - $80
Other Services	$23	$20	$20 - $25
Corporate	($33)	($33)	($35 - $30)
	$233	$228	$280 - $310

Adjusted EBITDA	$245	$246	$295 - $325

Cash interest	$45	$47	~$40
Cash taxes	$28	$27	$25 - $30
Maintenance capital expenditures	$14	$15	$20 - $25
__________________________
(1)Reflects the mid-point of the previously published 2025E financial outlook ranges.
Liquidity and Capital Allocation
In the Current Quarter, purchases of property and equipment were $29.1 million, of which $6.0 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $2.0 million. In the Preceding Quarter, purchases of property and equipment were $29.2 million, of which $2.8 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $28.6 million. See “Non-GAAP Financial Measures - Free Cash Flow and Adjusted Free Cash Flow” for a reconciliation to net cash provided by operating cash activities.
As of December 31, 2025, the Company had $286.2 million of unrestricted cash and $60.7 million of remaining availability under its amended asset-based credit facility (the “ABL Facility”) for total liquidity of $346.9 million. Borrowings under the ABL Facility are subject to certain conditions and requirements.
On January 26, 2026, Bristow Group announced the closing of a private offering of $500 million aggregate principal amount of 6.750% Senior Secured Notes due 2033 (the “6.750% Senior Notes”), which were issued at par and bear interest payable semiannually, and the amendment and extension of its ABL Facility until 2031. The Company used a portion of the net proceeds from the 6.750% Senior Notes to irrevocably deposit funds with the trustee under the indenture governing its existing 6.875% Senior Secured Notes due 2028 (the “6.875% Senior Notes”) in an amount sufficient to redeem the 6.875% Senior Notes in full on March 1, 2026, resulting in the satisfaction and discharge of the indenture governing the 6.875% Senior Notes upon deposit, with the remaining net proceeds to be used for general corporate purposes.
On February 25, 2026, Bristow declared a dividend of $0.125 per share of common stock, payable on March 26, 2026, to shareholders of record at the close of business on March 13, 2026.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, February 26, 2026, to review the results for the quarter and full year ended December 31, 2025. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://bristowgroup-4q2025.open-exchange.net/registration
A replay will be available through March 19, 2026 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through March 19, 2026. The accompanying investor presentation will be available on February 26, 2026, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. We primarily provide aviation services to a broad base of offshore energy companies and government entities. Our aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems and ad-hoc helicopter services. Our energy customers charter our helicopters primarily to transport personnel to, from and between onshore bases and offshore production platforms, drilling rigs and other installations. Our government customers primarily outsource SAR activities whereby we operate specialized helicopters and provide highly trained personnel. Our other services include fixed wing transportation services through a regional airline in Australia and dry-leasing aircraft to third-party operators in support of other industries and geographic markets.
Our core business of providing aviation services to leading global energy companies and government entities provides us with geographic and customer diversity that helps mitigate risks associated with a single market or customer. We currently have customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Ireland, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad and Tobago, the United Kingdom (“UK”) and the United States (“U.S.”).

Forward-Looking Statements Disclosure
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements about our future business, strategy, operations, capabilities and results; financial projections; plans and objectives of our management, including our expectations regarding our quarterly dividend program and our intention to pay down debt; expected actions by us and by third parties, including our customers, competitors, vendors and regulators; and other matters. Some of the forward-looking statements can be identified by the use of words such as “believes," “belief," “forecasts," “expects," “plans," “anticipates," “intends," “projects," “estimates," “may," “might," “will," “would," “could," “should” or other similar words; however, all statements in this press release, other than statements of historical fact or historical financial results, are forward-looking statements. Our forward-looking statements reflect our views and assumptions on the date hereof regarding future events and operating performance. We believe that they are reasonable, but they involve significant known and unknown risks, uncertainties, assumptions and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K, and in particular, the risks discussed in Part I, Item 1A, “Risk Factors” of such report and those discussed in other documents we file with the Securities and Exchange Commission (the “SEC”). Accordingly, you should not put undue reliance on any forward-looking statements.
You should consider the following key factors when evaluating these forward-looking statements: the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; our reliance on a limited number of helicopter manufacturers and suppliers and the impact of a shortfall in availability of aircraft components and parts required for maintenance and repairs of our helicopters, including significant delays in the delivery of parts for our S92 and AW189 fleet and aircraft in general; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; public health crises, such as pandemics and epidemics, and any related government policies and actions; our inability to execute our business strategy for diversification efforts related to government services and advanced air mobility; the potential for cyberattacks or security breaches that could disrupt operations, compromise confidential or sensitive information, damage reputation, expose to legal liability, or cause financial losses; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the possibility of political instability, civil unrest, war or acts of terrorism in any of the countries where we operate or elsewhere; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the existence of operating risks inherent in our business, including the possibility of declining safety performance; labor issues, including our inability to negotiate acceptable collective bargaining or union agreements with employees covered by such agreements; the possibility of changes in tax, environmental, trade, immigration and other laws and regulations and policies, including, without limitation, tariffs and actions of the governments that impact oil and gas operations, favor renewable energy projects or address climate change; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; general economic conditions, including interest rates or uncertainty in the capital and credit markets; disruptions in global trade, including as a result of tariffs, trade restrictions, retaliatory trade measures or the effect of such actions on trading relationships between the United States and other countries; the potential effects of any future U.S. government shutdown on our Government Services business; the possibility that reductions in spending on aviation services by governmental agencies where we are seeking contracts could adversely affect or lead to modifications of the procurement process or that such reductions in spending could adversely affect search and rescue (“SAR”) contract terms or otherwise delay service or the receipt of payments under such contracts; and the effectiveness of our environmental, social and governance initiatives.
The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. All forward-looking statements in this press release are qualified by these cautionary statements and are only made as of the date hereof. The forward-looking statements in this press release should be evaluated together with the many uncertainties that affect our businesses, particularly those discussed in greater detail in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. We disclaim any obligation or undertaking, other than as required by law, to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, whether as a result of new information, future events or otherwise.

BRISTOW GROUP INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Favorable/ (Unfavorable)
	December 31, 2025	September 30, 2025
Total revenues	$377,264	$386,289	$(9,025)
Costs and expenses:
Operating expenses
Personnel	104,378	98,581	(5,797)
Repairs and maintenance	55,291	55,537	246
Insurance	6,139	5,778	(361)
Fuel	20,765	21,396	631
Leased-in equipment	27,329	26,714	(615)
Other	69,648	75,047	5,399
Total operating expenses	283,550	283,053	(497)
General and administrative expenses	43,441	43,205	(236)
Depreciation and amortization expense	18,377	17,739	(638)
Total expenses	345,368	343,997	(1,371)
Gains (losses) on disposal of assets	(2,111)	8,245	(10,356)
Earnings (losses) from unconsolidated affiliates	2,298	(2)	2,300
Operating income	32,083	50,535	(18,452)

Interest income	2,935	2,262	673
Interest expense, net	(10,432)	(9,962)	(470)
Other, net	(2,884)	(3,087)	203
Total other income (expense), net	(10,381)	(10,787)	406
Income before income taxes	21,702	39,748	(18,046)
Income tax benefit (expense)	(3,026)	11,843	(14,869)
Net income	18,676	51,591	(32,915)
Net income attributable to noncontrolling interests	(253)	(47)	(206)
Net income attributable to Bristow Group Inc.	$18,423	$51,544	$(33,121)

Basic earnings per common share	$0.63	$1.79	$(1.16)
Diluted earnings per common share	$0.61	$1.72	$(1.11)

Weighted average common shares outstanding, basic	29,093	28,867	226
Weighted average common shares outstanding, diluted	29,963	29,932	31

Adjusted Operating Income	$54,803	$62,201	$(7,398)
EBITDA	$50,511	$67,449	$(16,938)
Adjusted EBITDA	$60,128	$67,097	$(6,969)

BRISTOW GROUP INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Year Ended December 31,		Favorable/ (Unfavorable)
	2025	2024
Total revenues	$1,490,512	$1,415,491	$75,021
Costs and expenses:
Operating expenses
Personnel	378,999	340,560	(38,439)
Repairs and maintenance	236,931	273,284	36,353
Insurance	24,900	24,907	7
Fuel	81,435	86,946	5,511
Leased-in equipment	106,607	103,540	(3,067)
Other	273,407	212,881	(60,526)
Total operating expenses	1,102,279	1,042,118	(60,161)
General and administrative expenses	174,121	175,550	1,429
Depreciation and amortization expense	70,269	68,287	(1,982)
Total costs and expenses	1,346,669	1,285,955	(60,714)
Gains (losses) on disposal of assets	11,785	(1,045)	12,830
Earnings from unconsolidated affiliates	3,178	4,117	(939)
Operating income	158,806	132,608	26,198
Interest income	9,354	8,901	453
Interest expense, net	(39,918)	(37,581)	(2,337)
Other, net	22,994	(1,865)	24,859
Total other income (expense), net	(7,570)	(30,545)	22,975
Income before income taxes	151,236	102,063	49,173
Income tax expense	(21,809)	(7,193)	(14,616)
Net income	129,427	94,870	34,557
Net income attributable to noncontrolling interests	(353)	(73)	(280)
Net income attributable to Bristow Group Inc.	$129,074	$94,797	$34,277

Basic earnings per common share	$4.47	$3.32	$1.15
Diluted earnings per common share	$4.32	$3.21	$1.11

Weighted average common stock outstanding, basic	28,864	28,515	349
Weighted average common stock outstanding, diluted	29,884	29,552	332

Adjusted Operating Income	$228,687	$216,841	$11,846
EBITDA	$261,423	$207,931	$53,492
Adjusted EBITDA	$245,635	$236,766	$8,869

BRISTOW GROUP INC.
Revenues By Segment
(unaudited, in thousands)

	Three Months Ended				Year Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	2025	2024
Offshore Energy Services:
Europe	$101,412	$101,026	$107,625	101,218	$411,281	$427,739
Americas	99,757	100,945	95,230	91,569	387,501	368,319
Africa	46,285	48,460	49,955	46,998	191,698	170,006
Total Offshore Energy Services	$247,454	$250,431	$252,810	$239,785	$990,480	$966,064
Government Services	100,097	100,898	92,499	85,943	379,437	329,654
Other Services	29,713	34,960	31,120	24,802	120,595	119,773
	$377,264	$386,289	$376,429	$350,530	$1,490,512	$1,415,491

Flight Hours By Segment
(unaudited)

	Three Months Ended				Year Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	2025	2024
Offshore Energy Services:
Europe	8,543	8,471	8,838	8,749	34,601	38,284
Americas	10,506	11,104	10,700	10,002	42,312	42,583
Africa	5,185	4,415	4,931	4,680	19,211	16,946
Total Offshore Energy Services	24,234	23,990	24,469	23,431	96,124	97,813
Government Services	4,186	5,016	4,868	3,941	18,011	18,811
Other Services	3,622	3,942	3,684	3,400	14,648	13,682
	32,042	32,948	33,021	30,772	128,783	130,306

BRISTOW GROUP INC.
Quarterly Segment Statements of Operations
(unaudited, in thousands)

	Offshore Energy Services	Government Services	Other	Corporate	Consolidated
Three Months Ended December 31, 2025
Revenues	$247,454	$100,097	$29,713	$—	$377,264
Less:
Personnel	66,467	31,061	6,850	—	104,378
Repairs and maintenance	39,989	12,312	2,990	—	55,291
Insurance	3,680	2,150	309	—	6,139
Fuel	13,069	2,618	5,078	—	20,765
Leased-in equipment	15,885	9,574	1,870	—	27,329
Other segment costs	37,830	25,002	6,816	—	69,648
Total operating expenses	176,920	82,717	23,913	—	283,550
General and administrative expenses	23,536	10,388	1,804	7,713	43,441
Depreciation and amortization expense	7,103	8,599	2,466	209	18,377
Total costs and expenses	207,559	101,704	28,183	7,922	345,368
Losses on disposal of assets	—	—	—	(2,111)	(2,111)
Earnings from unconsolidated affiliates	2,298	—	—	—	2,298
Operating income (loss)	$42,193	$(1,607)	$1,530	$(10,033)	$32,083
Non-GAAP:
Depreciation and amortization expense	7,103	8,599	2,466	209	18,377
PBH amortization	1,542	654	36	—	2,232
Gains on disposal of assets	—	—	—	2,111	2,111
Adjusted Operating Income (Loss)	$50,838	$7,646	$4,032	$(7,713)	$54,803

	Offshore Energy Services	Government Services	Other	Corporate	Consolidated
Three Months Ended September 30, 2025
Revenues	$250,431	$100,898	$34,960	$—	$386,289
Less:
Personnel	62,304	29,507	6,770	—	98,581
Repairs and maintenance	42,777	9,365	3,395	—	55,537
Insurance	3,486	1,950	342	—	5,778
Fuel	13,162	2,794	5,440	—	21,396
Leased-in equipment	15,446	9,572	1,696	—	26,714
Other segment costs	41,325	26,271	7,451	—	75,047
Total operating expenses	178,500	79,459	25,094	—	283,053
General and administrative expenses	22,451	11,007	1,781	7,966	43,205
Depreciation and amortization expense	7,049	7,846	2,622	222	17,739
Total costs and expenses	208,000	98,312	29,497	8,188	343,997
Gains on disposal of assets	—	—	—	8,245	8,245
Losses from unconsolidated affiliates	(2)	—	—	—	(2)
Operating income	$42,429	$2,586	$5,463	$57	$50,535
Non-GAAP:
Depreciation and amortization expense	7,049	7,846	2,622	222	17,739
PBH amortization	1,758	378	36	—	2,172
Losses on disposal of assets	—	—	—	(8,245)	(8,245)
Adjusted Operating Income (Loss)	$51,236	$10,810	$8,121	$(7,966)	$62,201

BRISTOW GROUP INC.
Full Year Segment Statements of Operations
(unaudited, in thousands)

	Offshore Energy Services	Government Services	Other	Corporate	Consolidated
Year Ended December 31, 2025
Revenues	$990,480	$379,437	$120,595	$—	$1,490,512
Less:
Personnel	240,584	112,312	26,103	—	378,999
Repairs and maintenance	177,751	46,407	12,773	—	236,931
Insurance	15,019	8,485	1,396	—	24,900
Fuel	51,798	10,175	19,462	—	81,435
Leased-in equipment	61,468	38,538	6,601	—	106,607
Other segment costs	160,451	85,861	27,095	—	273,407
Total operating expenses	707,071	301,778	93,430	—	1,102,279
General and administrative expenses	93,059	41,354	7,030	32,678	174,121
Depreciation and amortization expense	27,946	31,227	10,321	775	70,269
Total costs and expenses	828,076	374,359	110,781	33,453	1,346,669
Gains on disposal of assets	—	—	—	11,785	11,785
Earnings from unconsolidated affiliates	3,178	—	—	—	3,178
Operating income (loss)	$165,582	$5,078	$9,814	$(21,668)	$158,806
Non-GAAP:
Depreciation and amortization expense	27,946	31,227	10,321	775	70,269
PBH amortization	9,249	1,907	241	—	11,397
Gains on disposal of assets	—	—	—	(11,785)	(11,785)
Adjusted Operating Income (Loss)	$202,777	$38,212	$20,376	$(32,678)	$228,687

	Offshore Energy Services	Government Services	Other	Corporate		Consolidated
Year Ended December 31, 2024
Revenues	$966,064	$329,654	$119,773	$—		$1,415,491
Less:
Personnel	218,811	97,256	24,493	—		340,560
Repairs and maintenance	211,791	48,893	12,600	—		273,284
Insurance	16,464	7,296	1,147	—		24,907
Fuel	58,318	9,072	19,556	—		86,946
Leased-in equipment	60,515	37,995	5,030	—		103,540
Other segment costs	144,741	43,392	24,748	—		212,881
Total operating expenses	710,640	243,904	87,574	—		1,042,118
General and administrative expenses	98,972	36,986	7,082	32,510		175,550
Depreciation and amortization expense	28,404	27,694	11,370	819		68,287
Total costs and expenses	838,016	308,584	106,026	33,329		1,285,955
Losses on disposal of assets	—	—	—	(1,045)		(1,045)
Earnings from unconsolidated affiliates	4,117	—	—	—		4,117
Operating income (loss)	$132,165	$21,070	$13,747	$(34,374)	$—	$132,608
Non-GAAP:
Depreciation and amortization expense	28,404	27,694	11,370	819		68,287
PBH amortization	12,230	2,002	669	—		14,901
Losses on disposal of assets	—	—	—	1,045		1,045
Adjusted Operating Income (Loss)	$172,799	$50,766	$25,786	$(32,510)		$216,841

BRISTOW GROUP INC.
Consolidated Balance Sheets
(unaudited, in thousands)

	Year Ended December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$293,631	$251,281
Accounts receivable, net	217,102	211,590
Inventories	132,727	114,509
Prepaid expenses and other current assets	50,828	42,078
Total current assets	694,288	619,458
Property and equipment, net	1,152,668	1,076,221
Investment in unconsolidated affiliates	23,852	22,424
Right-of-use assets	241,666	264,270
Other assets	198,787	142,873
Total assets	$2,311,261	$2,125,246
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,286	$83,462
Accrued wages, benefits and related taxes	68,654	54,406
Income taxes payable and other accrued taxes	22,759	16,229
Deferred revenue	22,440	15,186
Accrued maintenance and repairs	28,793	30,698
Current portion of operating lease liabilities	77,038	78,359
Accrued interest and other accrued liabilities	31,317	28,946
Current maturities of long-term debt	27,943	18,614
Total current liabilities	365,230	325,900
Long-term debt, less current maturities	643,511	671,169
Deferred taxes	46,571	39,019
Long-term operating lease liabilities	164,544	188,949
Deferred credits and other liabilities	31,782	8,937
Total liabilities	1,251,638	1,233,974

Stockholders’ equity:
Common stock	325	315
Additional paid-in capital	762,520	742,072
Retained earnings	441,739	312,765
Treasury stock, at cost	(87,129)	(69,776)
Accumulated other comprehensive loss	(57,750)	(93,669)
Total Bristow Group Inc. stockholders’ equity	1,059,705	891,707
Noncontrolling interests	(82)	(435)
Total stockholders’ equity	1,059,623	891,272
Total liabilities and stockholders’ equity	$2,311,261	$2,125,246

Non-GAAP Financial Measures
The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Operating Income to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below, are non-GAAP measures, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website.
EBITDA and Adjusted EBITDA
EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash gains and losses on the sale of assets, non-cash foreign exchange gains (losses) related to the revaluation of certain balance sheet items, and certain special items that occurred during the reported period, such as the amortization of PBH maintenance agreements that are non-cash within the period, gains on insurance claims, non-cash nonrecurring insurance adjustments and other special items which include professional service fees related to unusual litigation proceedings and other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to litigation and arbitration matters that the Company is pursuing (where no gain contingency has been recorded or identified) that are unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed mergers and acquisitions (“M&A”) transactions. These special items are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income the most directly comparable GAAP measure, as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (unaudited, in thousands).

	Three Months Ended				Year Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	2025	2024
Net income	$18,676	$51,591	$31,779	$27,381	$129,427	$94,870
Depreciation and amortization expense	18,377	17,739	17,312	16,841	70,269	68,287
Interest expense, net	10,432	9,962	10,034	9,490	39,918	37,581
Income tax expense (benefit)	3,026	(11,843)	20,443	10,183	21,809	7,193
EBITDA	$50,511	$67,449	$79,568	$63,895	$261,423	$207,931
(Gains) losses on disposal of assets	2,111	(8,245)	(6,209)	558	(11,785)	1,045
Foreign exchange (gains) losses	3,051	2,946	(17,435)	(11,045)	(22,483)	8,925
Special items(1)	4,455	4,947	4,776	4,302	18,480	18,865
Adjusted EBITDA	$60,128	$67,097	$60,700	$57,710	$245,635	$236,766

(1)  Special items include the following:

	Three Months Ended				Year Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	2025	2024
PBH amortization	$2,232	$2,172	$3,587	$3,406	$11,397	$14,901
Gain on insurance claim	(4,970)	—	—	—	(4,970)	(4,451)
Other special items	7,193	2,775	1,189	896	12,053	8,415
	$4,455	$4,947	$4,776	$4,302	$18,480	$18,865
The Company is unable to provide a reconciliation of projected Adjusted EBITDA (non-GAAP) for the outlook periods included in this release to projected net income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of projected Adjusted EBITDA (non-GAAP) to net income (GAAP) for the outlook periods.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities less maintenance capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to certain special items which primarily include (i) professional service fees related to unusual litigation proceedings and (ii) other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to unusual litigation and arbitration matters that the Company is pursuing (where no gain contingency has been recorded or identified) that are unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed M&A transactions. These special items are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. Neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP. Accordingly, these measures should not be used as an indicator of, or an alternative to, net cash provided by operating activities, the most directly comparable GAAP measure. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (unaudited, in thousands).

	Three Months Ended				Year Ended December 31,
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	2025	2024
Net cash provided by (used in) operating activities	$76,913	$23,057	$99,039	$(603)	$198,406	$177,420
Less: Maintenance capital expenditures	(6,044)	(2,800)	(4,532)	(1,886)	(15,262)	(17,944)
Free Cash Flow	$70,869	$20,257	$94,507	$(2,489)	$183,144	$159,476
Plus: Special items	883	1,108	786	740	3,517	1,435
Adjusted Free Cash Flow	$71,752	$21,365	$95,293	$(1,749)	$186,661	$160,911

Adjusted Operating Income by Segment
Adjusted Operating Income (Loss) (“Adjusted Operating Income”) is defined as operating income (loss) before depreciation and amortization (including PBH amortization) and gains or losses on asset dispositions that occurred during the reported period. The Company includes Adjusted Operating Income to provide investors with a supplemental measure of each segment’s operating performance. Management believes that the use of Adjusted Operating Income is meaningful to investors because it provides information with respect to each segment’s ability to generate cash from its operations. Adjusted Operating Income is not a recognized term under GAAP. Accordingly, this measure should not be used as an indicator of, or an alternative to, operating income (loss), the most directly comparable GAAP measure, as a measure of operating performance. Because the definition of Adjusted Operating Income (or similar measures) may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Adjusted Operating Income for each segment and Corporate (unaudited, in thousands).
Sequential Quarter Adjusted Operating Income by Segment

	Three Months Ended
	December 31, 2025	September 30, 2025	Increase (Decrease)
Offshore Energy Services:
Operating income	$42,193	$42,429	$(236)	(0.6)%
Depreciation and amortization expense	7,103	7,049	54	0.8%
PBH amortization	1,542	1,758	(216)	(12.3)%
Offshore Energy Services Adjusted Operating Income	$50,838	$51,236	$(398)	(0.8)%

Government Services:
Operating income (loss)	$(1,607)	$2,586	$(4,193)	nm
Depreciation and amortization expense	8,599	7,846	753	9.6%
PBH amortization	654	378	276	73.0%
Government Services Adjusted Operating Income	$7,646	$10,810	$(3,164)	(29.3)%

Other Services:
Operating income	$1,530	$5,463	$(3,933)	(72.0)%
Depreciation and amortization expense	2,466	2,622	(156)	(5.9)%
PBH amortization	36	36	—	—%
Other Services Adjusted Operating Income	$4,032	$8,121	$(4,089)	(50.4)%

Total Segment Adjusted Operating Income	$62,516	$70,167	$(7,651)	(10.9)%

Corporate:
Operating income (loss)	$(10,033)	$57	$(10,090)	nm
Depreciation and amortization expense	209	222	(13)	(5.9)%
Losses (gains) on disposal of assets	2,111	(8,245)	10,356	nm
Corporate Adjusted Operating Loss	$(7,713)	$(7,966)	$253	3.2%

Consolidated Adjusted Operating Income	$54,803	$62,201	$(7,398)	(11.9)%

Full Year Adjusted Operating Income by Segment

	Year Ended December 31,		Increase (Decrease)
	2025	2024
Offshore Energy Services:
Operating income	$165,582	$132,165	$33,417	25.3%
Depreciation and amortization expense	27,946	28,404	(458)	(1.6)%
PBH amortization	9,249	12,230	(2,981)	(24.4)%
Offshore Energy Services Adjusted Operating Income	$202,777	$172,799	$29,978	17.3%

Government Services:
Operating income	$5,078	$21,070	$(15,992)	(75.9)%
Depreciation and amortization expense	31,227	27,694	3,533	12.8%
PBH amortization	1,907	2,002	(95)	(4.7)%
Government Services Adjusted Operating Income	$38,212	$50,766	$(12,554)	(24.7)%

Other Services:
Operating income	$9,814	$13,747	$(3,933)	(28.6)%
Depreciation and amortization expense	10,321	11,370	(1,049)	(9.2)%
PBH amortization	241	669	(428)	(64.0)%
Other Services Adjusted Operating Income	$20,376	$25,786	$(5,410)	(21.0)%

Total Segment Adjusted Operating Income	$261,365	$249,351	$12,014	4.8%

Corporate:
Operating loss	$(21,668)	$(34,374)	$12,706	37.0%
Depreciation and amortization expense	775	819	(44)	(5.4)%
Losses (gains) on disposal of assets	(11,785)	1,045	(12,830)	nm
Corporate Adjusted Operating Loss	$(32,678)	$(32,510)	$(168)	(0.5)%

Consolidated Adjusted Operating Income	$228,687	$216,841	$11,846	5.5%
The Company is unable to provide a reconciliation of projected Adjusted Operating Income by segment (non-GAAP) for the outlook periods included in this release to projected operating income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted Operating Income by segment due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of projected Adjusted Operating Income by segment (non-GAAP) to operating income (GAAP) for the outlook periods.

BRISTOW GROUP INC.
Fleet Count

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Total Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	32	29	61	19	15
AW189	22	4	26	16	8
	54	33	87
Medium Helicopters:
AW139	48	7	55	12	13
S76 D/C++	13	—	13	12	14
AS365	1	—	1	12	36
	62	7	69
Light—Twin Engine Helicopters:
AW109	3	—	3	7	18
H135	12	—	12	6	9
	15	—	15
Light—Single Engine Helicopters:
AS350	12	—	12	4	26
AW119	13	—	13	7	19
	25	—	25

Total Helicopters	156	40	196		14
Fixed Wing	9	5	14
UAS	4	—	4
Total Fleet	169	45	214
______________________
(1)Reflects the average age of helicopters that are owned by the Company.
The table below presents the number of aircraft in our fleet and their distribution among the segments in which we operate as of December 31, 2025 and the percentage of revenues that each of our segments provided during the Current Year.

	Percentage of Revenues
		Helicopters				Fixed Wing	UAS
		Heavy	Medium	Light Twin	Light Single			Total
Offshore Energy Services	66%	55	60	12	—	1	—	128
Government Services	26%	32	9	3	20	—	4	68
Other Services	8%	—	—	—	5	13	—	18
Total	100%	87	69	15	25	14	4	214
Aircraft not currently in fleet:
Under construction(1)(3)		7	2	—	—	—	—	9
Options(2)(3)		10	—	9	—	—	—	19
______________________
(1)Under construction reflects new aircraft that the Company has either taken possession of and are undergoing additional configuration before being placed into service or are currently under construction by the Original Equipment Manufacturer (“OEM”) and pending delivery. Includes seven AW189 heavy helicopters (of which one was delivered and is undergoing additional configuration) and two AW139 medium helicopters (both of which were delivered and are undergoing additional configuration).
(2)Options include ten AW189 heavy helicopters and nine H135 light-twin helicopters.
(3)Excludes any orders or options for electric/hybrid vertical takeoff and landing and short takeoff and landing aircraft, collectively known as Advanced Air Mobility (“AAM”) aircraft that may have deposits but are pending regulatory certification.